Exhibit 99.1

Contacts:
Investors:	Media:
Validus Holdings, Ltd.	Jamie Tully/Brian Shiver/
Jon Levenson, Senior Vice President	Jonathan Doorley
+1-441-278-9000	Sard Verbinnen & Co.
Jon.Levenson@validusholdings.com	+1-212-687-8080
VALIDUS ANNOUNCES FOURTH QUARTER 2010 NET OPERATING INCOME OF $156.4 MILLION
AND ANNUALIZED NET OPERATING RETURN ON AVERAGE EQUITY OF 17.2%
Diluted Operating Earnings Per Share of $1.40
Diluted Book Value Per Share of $32.98 at December 31, 2010
     Pembroke, Bermuda, February 10, 2011 — Validus Holdings, Ltd. (“Validus” or the “Company”) (NYSE: VR) today reported net income of $102.7 million, or $0.92 per diluted common share for the three months ended December 31, 2010, compared with net income of $165.8 million, or $1.23 per diluted common share, for the three months ended December 31, 2009. Net income for the year ended December 31, 2010 was $402.6 million, or $3.34 per diluted common share compared with $897.4 million, or $9.24 per diluted common share, for the year ended December 31, 2009.
     Net operating income for the three months ended December 31, 2010 was $156.4 million, or $1.40 per diluted share, compared with net operating income of $176.9 million, or $1.31 per diluted common share, for the three months ended December 31, 2009. Net operating income for the year ended December 31, 2010 was $322.8 million, or $2.68 per diluted common share, compared with net operating income of $533.3 million, or $5.49 per diluted common share, for the year ended December 31, 2009.
     Net operating income, a non-GAAP financial measure, is defined as net income excluding net realized and unrealized gains or losses on investments, foreign exchange gains and losses and non-recurring items. Reconciliations of this measure to net income, the most directly comparable GAAP measure, are presented at the end of this release.
     In relation to the fourth quarter and the year ended December 31, 2010 results, Ed Noonan, Chairman and Chief Executive Officer of Validus commented: “Our fourth quarter net income of $102.7 million brings our full year 2010 net income to $402.6 million. The worldwide reinsurance market absorbed multiple significant loss events in 2010, including earthquakes in Chile and New Zealand, flooding and severe weather in Australia, and Deepwater Horizon, among others. With all of this, Validus increased book value per share plus dividends by 14.1% during 2010. After five full years of operations, Validus has grown diluted book value per share plus dividends at a compounded annual rate of 15.9% and generated cumulative net income of $1.94 billion. We have grown our Company into a global leader in short-tail lines of insurance and reinsurance while rewarding shareholders with $1.19 billion of dividends and share repurchases.”
January 2011 Reinsurance Renewals — Validus Re segment
     During the January renewal season, the Validus Re segment underwrote $525.3 million in gross premiums written, a decrease of 8.5% from the prior year period. This renewal data does not include Talbot’s operations as its business is distributed relatively evenly throughout the year.

Below is a table outlining the Validus Re segment’s January 2011 reinsurance renewals.

	January 2011 Gross Premiums Written — Validus Re segment (unaudited)
	U.S.	International
	Property	Property	Marine	Specialty	Total
	(U.S. $ millions)
2011	$188.0	$129.9	$157.5	$49.9	$525.3
2010	213.3	160.4	146.3	54.3	574.3
% (Decrease) Increase	(11.9)%	(19.0)%	7.7%	(8.1)%	(8.5)%
     Chairman and Chief Executive Officer Ed Noonan commented on 2011 business conditions: “As we approached the January 2011 renewal season, we expected competitive market conditions. Our approach was to deploy our significant capacity where pricing warranted it, and to seek out clients where our ability to generate customized solutions brought additional value we could get paid for. In the U.S., we grew our Cat XOL premium and decreased proportional business. We decreased our International Property business as market conditions dictated. In the aftermath of 2010’s Deepwater Horizon loss, we saw additional opportunities and rate increases in Marine. Within Specialty, we grew our terrorism business among other sub-classes.”
Fourth quarter 2010 results
     Highlights for the fourth quarter include the following:
•	Gross premiums written for the three months ended December 31, 2010 were $258.7 million compared to $255.3 million for the three months ended December 31, 2009, an increase of $3.4 million, or 1.3%.
•	Net premiums earned for the three months ended December 31, 2010 were $432.8 million compared to $427.9 million for the three months ended December 31, 2009, an increase of $4.9 million, or 1.1%.
•	Underwriting income for the three months ended December 31, 2010 was $139.7 million compared to $153.6 million for the three months ended December 31, 2009, a decrease of $13.9 million, or 9.1%.
•	Combined ratio of 67.7% for the three months ended December 31, 2010, which included $30.6 million of favorable prior year loss reserve development, benefiting the loss ratio by 7.1 percentage points, compared to a combined ratio of 64.1% for the three months ended December 31, 2009, which included $48.7 million of favorable prior year loss reserve development, benefiting the loss ratio by 11.4 percentage points.
•	Net operating income for the three months ended December 31, 2010 of $156.4 million compared to net operating income of $176.9 million for the three months ended December 31, 2009, a decrease of $20.6 million, or 11.6%, reflecting decreased underwriting and investment income.
•	Net income for the three months ended December 31, 2010 was $102.7 million compared to net income of $165.8 million for the three months ended December 31, 2009, a decrease of $63.1 million, or 38.1%, reflecting a decrease in net operating income and an increase in net realized and unrealized losses on investments.
•	Annualized return on average equity of 11.3% and annualized net operating return on average equity of 17.2%.
Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9009
www.validusholdings.com

Full year 2010 results
     Highlights for the year ended December 31, 2010 include the following:
•	Gross premiums written for the year ended December 31, 2010 were $1,990.6 million compared to $1,621.2 million for the year ended December 31, 2009, an increase of $369.3 million, or 22.8%.
•	Net premiums earned for the year ended December 31, 2010 were $1,761.1 million, compared to $1,449.6 million for the year ended December 31, 2009, an increase of $311.5 million, or 21.5%.
•	Combined ratio of 86.2% for the year ended December 31, 2010, which included $156.6 million of favorable prior year loss reserve development, benefiting the loss ratio by 8.9 percentage points, compared to a combined ratio of 68.9% for the year ended December 31, 2009, which included $102.1 million of favorable prior year loss reserve development, benefitting the loss ratio by 7.0 percentage points.
•	Net operating income for the year ended December 31, 2010 of $322.8 million compared to net operating income of $533.3 million for the year ended December 31, 2009, a decrease of $210.5 million, or 39.5%, reflecting decreased underwriting income.
•	Net income for the year ended December 31, 2010 was $402.6 million compared to net income of $897.4 million for the year ended December 31, 2009, a decrease of $494.8 million, or 55.1%, due to the significant non-recurring gain on bargain purchase, net of expenses of $287.1 million relating to the IPC Acquisition in 2009.
Notable Loss Events
     For the three months ended December 31, 2010, the Company incurred $51.8 million from the notable loss events described below, which represented 12.0 percentage points of the fourth quarter loss ratio, excluding reserve for potential development on 2010 notable loss events. Net of ($1.6) million of reinstatement premiums, the effect of these events on net income was $53.4 million. For the three months ended December 31, 2009, the Company incurred $5.7 million from notable loss events, which represented 1.3 percentage point of the loss ratio. The Company’s loss ratio, excluding prior year development and notable loss events, for the three months ended December 31, 2010 and 2009 were 32.3% and 41.2%, respectively.

		Three months ended December 31, 2010
Fourth Quarter 2010 Notable Loss Events (1)		Validus Re		Talbot		Total
		Losses		Losses and		Losses and
		and Loss		Loss		Loss
		Expenses		Expenses		Expenses
(Dollars in thousands)	Description	(2)	% of NPE	(2)	% of NPE	(2)	% of NPE
Queensland floods	Flood	$10,000	4.0%	$15,000	8.0%	$25,000	5.8%
Political violence	Terror attack	12,500	5.1%	—	—	12,500	2.9%
Satellite loss	Failure	5,804	2.4%	2,982	1.6%	8,786	2.0%
Financial institution	Investment house failure	—	—	5,487	3.0%	5,487	1.3%

Total		$28,304	11.5%	$23,469	12.6%	$51,773	12.0%

Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9009
www.validusholdings.com

		Three months ended December 31, 2009
Fourth Quarter 2009 Notable Loss Events		Validus Re		Talbot		Total
		Losses and		Losses and		Losses and
		Loss		Loss		Loss
		Expenses		Expenses		Expenses
(Dollars in thousands)	Description	(2)	% of NPE	(2)	% of NPE	(2)	% of NPE
Dublin floods	Flood	$5,732	2.2%	$—	—	$5,732	1.3%

Total		$5,732	2.2%	$—	—	$5,732	1.3%

(1)	These 2010 notable loss event amounts are based on management’s estimates following a review of the Company’s potential exposure and discussions with certain clients and brokers. Given the magnitude and recent occurrence of these events, and other uncertainties inherent in loss estimation, uncertainty remains regarding losses from these events and the Company’s actual ultimate net losses from these events may vary materially from these estimates.

(2)	Net of reinsurance but not net of reinstatement premiums. Reinstatement premiums were $(1.6) million and $0.3 million for the three months ended December 31, 2010 and 2009, respectively.
Validus Re Segment Results
     Gross premiums written for the three months ended December 31, 2010 were $34.0 million compared to $33.7 million for the three months ended December 31, 2009, an increase of $0.3 million, or 0.9%. Gross premiums written for the three months ended December 31, 2010 included $17.3 million of property premiums, $4.2 million of marine premiums and $12.5 million of specialty premiums compared to $21.2 million of property premiums, ($1.1) million of marine premiums and $13.6 million of specialty premiums in the three months ended December 31, 2009.
     Net premiums earned for the three months ended December 31, 2010 were $246.3 million compared to $257.6 million for the three months ended December 31, 2009, a decrease of $11.3 million, or 4.4%.
     The combined ratio for the three months ended December 31, 2010 was 42.1% compared to 40.2% for the three months ended December 31, 2009, an increase of 1.9 percentage points.
     The loss ratio for the three months ended December 31, 2010 was 20.2% compared to 17.1% for the three months ended December 31, 2009, an increase of 3.1 percentage points, due primarily to notable loss events in the three months ended December 31, 2010, which added 11.5 percentage points to the loss ratio. The loss ratio for the three months ended December 31, 2010 included favorable prior year loss reserve development of $22.1 million, benefiting the loss ratio by 9.0 percentage points. The loss ratio for the three months ended December 31, 2009 included favorable prior year loss reserve development of $28.9 million, benefiting the loss ratio by 11.2%.
     Gross premiums written for the year ended December 31, 2010 were $1,101.2 million compared to $768.1 million for the year ended December 31, 2009, an increase of $333.2 million, or 43.4%. Gross premiums written for the year ended December 31, 2010 included $790.6 million of property premiums, $227.1 million of marine premiums and $83.5 million of specialty premiums compared to $526.4 million of property premiums, $152.9 million of marine premiums and $88.8 million of specialty premiums in the year ended December 31, 2009.
     Net premiums earned for the year ended December 31, 2010 were $1,051.2 million compared to $795.6 million for the year ended December 31, 2009, an increase of $255.7 million, or 32.1%.
Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9009
www.validusholdings.com

     The combined ratio for the year ended December 31, 2010 was 77.5% compared to 48.7% for the year ended December 31, 2009, an increase of 28.8 percentage points.
     The loss ratio for the year ended December 31, 2010 was 57.2% compared to 23.5% for the year ended December 31, 2009, an increase of 33.7 percentage points. The loss ratio for the year ended December 31, 2010 included losses from notable loss events, which represented 40.7 percentage points of the loss ratio. The loss ratio for the year ended December 31, 2010 included favorable prior year loss reserve development of $70.6 million, benefiting the loss ratio by 6.7 percentage points. The loss ratio for the year ended December 31, 2009 included favorable prior year loss reserve development of $53.0 million, benefiting the loss ratio by 6.7%.
Talbot Segment Results
     Gross premiums written for the three months ended December 31, 2010 were $238.1 million compared to $229.5 million for the three months ended December 31, 2009, an increase of $8.6 million, or 3.7%. Gross premiums written for the three months ended December 31, 2010 included $58.2 million of property premiums, $68.4 million of marine premiums and $111.5 million of specialty premiums compared to $50.9 million of property premiums, $62.7 million of marine premiums and $115.9 million of specialty premiums in the three months ended December 31, 2009.
     Net premiums earned for the three months ended December 31, 2010 were $186.5 million compared to $170.3 million for the three months ended December 31, 2009, an increase of $16.2 million, or 9.5%.
     The combined ratio for the three months ended December 31, 2010 was 94.1% compared to 93.2% for the three months ended December 31, 2009, an increase of 0.9 percentage points.
     The loss ratio for the three months ended December 31, 2010 was 56.5% compared to 52.2% for the three months ended December 31, 2009, an increase of 4.3 percentage points. For the three months ended December 31, 2010, Talbot incurred $23.5 million of losses attributable to notable loss events, which represented 12.6 percentage points of the loss ratio. The loss ratio for the three months ended December 31, 2010 included favorable prior year loss reserve development of $8.5 million, benefiting the loss ratio by 4.6 percentage points. The loss ratio for the three months ended December 31, 2009 included favorable prior year loss reserve development of $19.8 million, benefiting the loss ratio by 11.7 percentage points.
     Gross premiums written for the year ended December 31, 2010 were $981.1 million compared to $919.9 million for the year ended December 31, 2009, an increase of $61.2 million, or 6.6%. Gross premiums written for the year ended December 31, 2010 included $314.8 million of property premiums, $315.1 million of marine premiums and $351.2 million of specialty premiums compared to $269.6 million of property premiums, $307.4 million of marine premiums and $342.9 million of specialty premiums for the year ended December 31, 2009.
     Net premiums earned for the year ended December 31, 2010 were $709.9 million compared to $654.0 million for the year ended December 31, 2009, an increase of $55.9 million, or 8.5%.
     The combined ratio for the year ended December 31, 2010 was 91.7% compared to 88.7% for the year ended December 31, 2009, an increase of 3.0 percentage points.
     The loss ratio for the year ended December 31, 2010 was 54.4% compared to 51.5% for the year ended December 31, 2009, an increase of 2.9 percentage points. The year ended December 31, 2010 included losses from notable loss events which represented 15.3 percentage points of the loss ratio. The loss ratio for the year ended December 31, 2010, included favorable prior year loss reserve development of $86.0 million, benefiting the loss
Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9009
www.validusholdings.com

ratio by 12.1 percentage points. The loss ratio for the year ended December 31, 2009 included favorable prior year loss reserve development of $49.1 million, benefiting the loss ratio by 7.5 percentage points.
Corporate Segment Results
     Corporate segment results included executive and board expenses, internal and external audit expenses, interest and costs incurred in connection with the Company’s senior notes and junior subordinated deferrable debentures and other costs relating to the Company as a whole. General and administrative expenses for the three months ended December 31, 2010 were $11.5 million compared to $9.7 million for the three months ended December 31, 2009, an increase of $1.8 million, or 18.9%. Share compensation expenses for the three months ended December 31, 2010 were $3.8 million compared to $4.2 million for the three months ended December 31, 2009, a decrease of $0.4 million, or 10.3%. General and administrative expenses for the year ended December 31, 2010 were $49.6 million compared to $23.5 million for the year ended December 31, 2009, an increase of $26.1 million, or 111.1%. Share compensation expenses for the year ended December 31, 2010 were $14.8 million compared to $12.3 million for the year ended December 31, 2009, an increase of $2.5 million, or 20.5%. During the first quarter of 2010, to better align the Company’s operating and reporting structure with its current strategy, there was a change in the segment structure. This change was to allocate all ‘non-core underwriting’ expenses, predominantly general and administration and stock compensation expenses to the Corporate segment which contributed to the increase.
Investments
     Net investment income for the three months ended December 31, 2010 was $31.0 million compared to $35.5 million for the three months ended December 31, 2009, a decrease of $4.5 million, or 12.8%. Net investment income for the year ended December 31, 2010 was $134.1 million compared to $118.8 million for the year ended December 31, 2009, an increase of $15.3 million, or 12.9%. Net investment income increased due primarily to a larger fixed maturity portfolio as a result of the IPC Acquisition.
     Net realized losses on investments for the three months ended December 31, 2010 were ($14.4) million compared to net realized gains of $9.1 million for the three months ended December 31, 2009, a decrease of $23.5 million, or 258.2%. Net realized gains on investments for the year ended December 31, 2010 were $32.5 million compared to net realized losses of ($11.5) million for the year ended December 31, 2009, an increase of $44.0 million, or 381.5%.
     Net unrealized losses on investments for the three months ended December 31, 2010 were ($42.7) million compared to net unrealized losses of ($25.0) million for the three months ended December 31, 2009, a decrease of $17.6 million, or 70.5%. Net unrealized gains on investments for the year ended December 31, 2010 were $46.0 million compared to $84.8 million for the year ended December 31, 2009, a decrease of $38.8 million, or 45.8%.
Finance Expenses
     Finance expenses for the three months ended December 31, 2010 were $13.8 million compared to $14.4 million for the three months ended December 31, 2009, a decrease of $0.6 million, or 4.3%. Finance expenses for the year ended December 31, 2010 were $55.9 million compared to $44.1 million for the year ended December 31, 2009, an increase of $11.7 million, or 26.6%. This increase primarily related to the interest on the senior notes issued at the beginning of 2010. Finance expenses included interest on the Company’s senior notes and junior subordinated deferrable debentures.
Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9009
www.validusholdings.com

Shareholders’ Equity and Capitalization
     As at December 31, 2010, shareholders’ equity was $3.5 billion. Diluted book value per common share was $32.98 at December 31, 2010, compared to $32.02 at September 30, 2010. Diluted book value per common share is a non-GAAP financial measure. A reconciliation of this measure to shareholders’ equity is presented at the end of this release.
     Total capitalization at December 31, 2010 was $4.0 billion, including $289.8 million of junior subordinated deferrable debentures and $246.9 million of senior notes.
Share Repurchases
     A summary of the share repurchases made to date under the Company’s previously announced share repurchase program is as follows:

		Share Repurchase Activity by Quarter
	As at December 31,
Effect of share repurchases:	2009 (cumulative)	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
Aggregate purchase price (1)	$84,243	$128,278	$316,084	$62,443	$350,122
Shares repurchased	3,156,871	4,826,600	12,615,123	2,471,673	11,766,618
Average price (1)	$26.69	$26.58	$25.06	$25.26	$29.76
Estimated net accretive (dilutive) impact on:
Diluted BV per common share (2)		$0.10	$0.66	$1.00	$1.41
Diluted EPS — Quarter (3)		$—	$0.07	$0.30	$0.15

		Share Repurchase Activity Post Year End
	As at December 31,			As at February 9,	Cumulative to Date
Effect of share repurchases:	2010 (cumulative)	January 31, 2011	February 9, 2011	2011	Effect
Aggregate purchase price (1)	$941,170	$6,000	$—	$6,000	$947,170
Shares repurchased	34,836,885	195,100	—	195,100	35,031,985
Average price (1)	$27.02	$30.75	$—	$30.75	$27.04

(1)	Share transactions are on a trade date basis through February 9, 2011 and are inclusive of commissions. Average share price is rounded to two decimal places.

(2)	As the average price per share repurchased during the periods 2009 and 2010 was lower than the book value per common share, the repurchase of shares increased the ending book value per share.

(3)	The estimated impact on diluted earnings per share was calculated by comparing reported results versus i) net income per share plus an estimate of lost net investment income on the cumulative share repurchases divided by ii) weighted average diluted shares outstanding excluding the weighted average impact of cumulative share repurchases. The impact of cumulative share repurchases was accretive to diluted earnings per share.
Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9009
www.validusholdings.com

Conference Call
     The Company will host a conference call for analysts and investors on February 11, 2011 at 9:00 AM (Eastern) to discuss the fourth quarter and full year 2010 financial results and related matters. The conference call can be accessed via telephone by dialing 1-866-271-0675 (toll-free U.S.) or 1-617-213-8892 (international) and entering the pass code 82588955#. Those who intend to participate in the conference call should register at least ten minutes in advance to ensure access to the call. A telephone replay of the conference call will be available through February 25, 2011 by dialing 1-888-286-8010 (toll-free U.S) or 1-617-801-6888 (international) and entering the pass code 26909135#.
     This conference call will also be available through a live audio webcast accessible through the Investor Relations section of the Company’s website located at www.validusholdings.com. A replay of the webcast will be available at the Investor Relations section of the Company’s website through February 25, 2011. In addition, a financial supplement relating to our financial results for the three months and year ended December 31, 2010 is available in the Investor Relations section of the Company’s website.
About Validus Holdings, Ltd.
     Validus Holdings, Ltd. is a provider of reinsurance and insurance, conducting its operations worldwide through two wholly-owned subsidiaries, Validus Reinsurance, Ltd. (“Validus Re”) and Talbot Holdings Ltd. (“Talbot”). Validus Re is a Bermuda based reinsurer focused on short-tail lines of reinsurance. Talbot is the Bermuda parent of the specialty insurance group primarily operating within the Lloyd’s insurance market through Syndicate 1183.
Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9009
www.validusholdings.com

Validus Holdings, Ltd.
Consolidated Balance Sheets
As at December 31, 2010 and December 31, 2009
(Expressed in thousands of U.S. dollars, except share and per share information)

	December 31,	December 31,
	2010	2009
Assets
Fixed maturities, at fair value (amortized cost: 2010 - $4,772,037; 2009 - $4,870,395)	$4,823,867	$4,869,378
Short-term investments, at fair value (amortized cost: 2010 - $273,444; 2009 - $482,632)	273,514	481,766
Other investments, at fair value (amortized cost: 2010 - $18,392; 2009 - $35,941)	21,478	37,615
Cash and cash equivalents	620,740	387,585

Total investments and cash	5,739,599	5,776,344
Premiums receivable	568,761	551,616
Deferred acquisition costs	123,897	112,329
Prepaid reinsurance premiums	71,417	73,164
Securities lending collateral	22,328	90,350
Loss reserves recoverable	283,134	181,765
Paid losses recoverable	27,996	14,782
Income taxes recoverable	1,142	2,043
Intangible assets	118,893	123,055
Goodwill	20,393	20,393
Accrued investment income	33,726	38,077
Other assets	49,592	35,222

Total assets	$7,060,878	$7,019,140

Liabilities
Reserve for losses and loss expenses	$2,035,973	$1,622,134
Unearned premiums	728,516	724,104
Reinsurance balances payable	63,667	65,414
Securities lending payable	23,093	90,106
Deferred income taxes	24,908	24,508
Net payable for investments purchased	43,896	44,145
Accounts payable and accrued expenses	99,320	127,809
Senior notes payable	246,874	—
Debentures payable	289,800	289,800

Total liabilities	3,556,047	2,988,020

Commitments and contingent liabilities
Shareholders’ equity
Common shares, 571,428,571 authorized, par value $0.175 (Issued: 2010 - 132,838,111; 2009 - 131,616,349; Outstanding: 2010 - 98,001,226; 2009 - 128,459,478)	23,247	23,033
Treasury shares (2010 - 34,836,885; 2009 - 3,156,871)	(6,096)	(553)
Additional paid-in-capital	1,860,960	2,675,680
Accumulated other comprehensive (loss)	(5,455)	(4,851)
Retained earnings	1,632,175	1,337,811

Total shareholders’ equity	3,504,831	4,031,120

Total liabilities and shareholders’ equity	$7,060,878	$7,019,140

Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9009
www.validusholdings.com

Validus Holdings, Ltd.
Consolidated Statements of Operations
For the three months and year ended December 31, 2010 and 2009
(Expressed in thousands of U.S. dollars, except share and per share information)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009 (1)	2010	2009 (1)
Underwriting income
Gross premiums written	$258,731	$255,289	$1,990,566	$1,621,241
Reinsurance premiums ceded	(35,376)	(30,393)	(229,482)	(232,883)

Net premiums written	223,355	224,896	1,761,084	1,388,358
Change in unearned premiums	209,456	203,005	39	61,219

Net premiums earned	432,811	427,901	1,761,123	1,449,577

Underwriting deductions
Losses and loss expenses	155,225	133,020	987,586	523,757
Policy acquisition costs	75,523	72,843	292,899	262,966
General and administrative expenses	54,511	60,253	209,290	185,568
Share compensation expenses	7,871	8,189	28,911	27,037

Total underwriting deductions	293,130	274,305	1,518,686	999,328

Underwriting income	$139,681	$153,596	$242,437	$450,249

Net investment income	30,962	35,506	134,103	118,773
Other income	552	1,759	5,219	4,634
Finance expenses	(13,786)	(14,398)	(55,870)	(44,130)

Operating income before taxes	157,409	176,463	325,889	529,526
Tax (expense) benefit	(1,058)	458	(3,126)	3,759

Net operating income	$156,351	$176,921	$322,763	$533,285

Gain on bargain purchase, net of expenses	—	—	—	287,099
Realized gain on repurchase of debentures	—	4,444	—	4,444
Net realized (losses) gains on investments	(14,399)	9,099	32,498	(11,543)
Net unrealized (losses) gains on investments	(42,689)	(25,043)	45,952	84,796
Foreign exchange gains (losses)	3,424	338	1,351	(674)

Net income	$102,687	$165,759	$402,564	$897,407

Selected ratios:
Net premiums written / Gross premiums written	86.3%	88.1%	88.5%	85.6%
Losses and loss expenses	35.9%	31.1%	56.1%	36.1%
Policy acquisition costs	17.4%	17.0%	16.6%	18.1%
General and administrative expenses (2)	14.4%	16.0%	13.5%	14.7%

Expense ratio	31.8%	33.0%	30.1%	32.8%

Combined ratio	67.7%	64.1%	86.2%	68.9%

(1)	Operating results of IPC have been included from the September 2009 date of acquisition.

(2)	The general and administrative expenses ratio includes share compensation expenses.
Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9009
www.validusholdings.com

Validus Holdings, Ltd.
Consolidated Segment Underwriting Income
For the three months and year ended December 31, 2010 and 2009
(Expressed in thousands of U.S. dollars, except share and per share information)

	Three months ended December 31,		Year ended December 31,
	2010	2009 (1)	2010	2009 (1)
Validus Re
Gross premiums written	$33,986	$33,694	$1,101,239	$768,084
Reinsurance premiums ceded	(399)	(652)	(63,147)	(95,446)

Net premiums written	33,587	33,042	1,038,092	672,638
Change in unearned premiums	212,737	224,596	13,108	122,912

Net premiums earned	246,324	257,638	1,051,200	795,550
Losses and loss expenses	49,799	44,134	601,610	186,704
Policy acquisition costs	39,299	37,088	160,599	127,433
General and administrative expenses	12,659	19,782	45,617	65,710
Share compensation expenses	1,934	2,590	7,181	7,576

Total underwriting deductions	103,691	103,594	815,007	387,423

Underwriting income	$142,633	$154,044	$236,193	$408,127

Talbot
Gross premiums written	$238,100	$229,548	$981,073	$919,906
Reinsurance premiums ceded	(48,332)	(37,694)	(258,081)	(204,186)

Net premiums written	189,768	191,854	722,992	715,720
Change in unearned premiums	(3,281)	(21,591)	(13,069)	(61,693)

Net premiums earned	186,487	170,263	709,923	654,027
Losses and loss expenses	105,426	88,886	385,976	337,053
Policy acquisition costs	37,726	37,555	143,769	139,932
General and administrative expenses	30,334	30,787	114,043	96,352
Share compensation expenses	2,142	1,367	6,923	7,171

Total underwriting deductions	175,628	158,595	650,711	580,508

Underwriting income	$10,859	$11,668	$59,212	$73,519

Corporate & Eliminations
Gross premiums written	$(13,355)	$(7,953)	$(91,746)	$(66,749)
Reinsurance premiums ceded	13,355	7,953	91,746	66,749

Net premiums written	—	—	—	—
Change in unearned premiums	—	—	—	—

Net premiums earned	—	—	—	—
Losses and loss expenses	—	—	—	—
Policy acquisition costs	(1,502)	(1,800)	(11,469)	(4,399)
General and administrative expenses	11,518	9,684	49,630	23,506
Share compensation expenses	3,795	4,232	14,807	12,290

Total underwriting deductions	13,811	12,116	52,968	31,397

Underwriting (loss)	$(13,811)	$(12,116)	$(52,968)	$(31,397)

Total underwriting income	$139,681	$153,596	$242,437	$450,249

(1)	Operating results of IPC have been included from the September 2009 date of acquisition.
Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9009
www.validusholdings.com

Validus Holdings, Ltd.
Non-GAAP Financial Measure Reconciliation
Net Operating Income, Net Operating Income per share
and Annualized Net Operating Return on Average Equity
For the three months and year ended December 31, 2010 and 2009
(Expressed in thousands of U.S. dollars, except share and per share information)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Net income	$102,687	$165,759	$402,564	$897,407
Adjustments for:
Gain on bargain purchase, net of expenses	—	—	—	(287,099)
Realized (gain) on repurchase of debentures	—	(4,444)	—	(4,444)
Net realized losses (gains) on investments	14,399	(9,099)	(32,498)	11,543
Net unrealized losses (gains) on investments	42,689	25,043	(45,952)	(84,796)
Foreign exchange (gains) losses	(3,424)	(338)	(1,351)	674

Net operating income	156,351	176,921	322,763	533,285
less: Dividends and distributions declared on outstanding warrants	(1,746)	(1,590)	(6,991)	(6,507)

Net operating income, adjusted	$154,605	$175,331	$315,772	$526,778

Net income per share — diluted	$0.92	$1.23	$3.34	$9.24
Adjustments for:
Gain on bargain purchase, net of expenses	—	—	—	(2.95)
Realized (gain) on repurchase of debentures	—	(0.03)	—	(0.05)
Net realized losses (gains) on investments	0.13	(0.07)	(0.27)	0.12
Net unrealized losses (gains) on investments	0.38	0.18	(0.38)	(0.88)
Foreign exchange (gains) losses	(0.03)	—	(0.01)	0.01

Net operating income per share — diluted	$1.40	$1.31	$2.68	$5.49

Weighted average number of common shares and common share equivalents	111,316,736	134,794,120	120,630,945	97,168,409

Average shareholders’ equity	$3,633,058	$3,998,656	$3,731,945	$2,822,200

Annualized net operating return on average equity	17.2%	17.7%	8.6%	18.9%

Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9009
www.validusholdings.com

Validus Holdings, Ltd.
Non-GAAP Financial Measure Reconciliation
Diluted Book Value Per Common Share
As at December 31, 2010 and December 31, 2009
(Expressed in thousands of U.S. dollars, except share and per share information)

	As at December 31, 2010
				Book Value Per
	Equity Amount	Shares	Exercise Price	Share
Book value per common share
Total shareholders’ equity	$3,504,831	98,001,226		$35.76

Diluted book value per common share
Total shareholders’ equity	3,504,831	98,001,226
Assumed exercise of outstanding warrants	139,272	7,934,860	$17.55
Assumed exercise of outstanding stock options	54,997	2,723,684	$20.19
Unvested restricted shares	—	3,496,096

Diluted book value per common share	$3,699,100	112,155,866		$32.98

	As at December 31, 2009
				Book Value Per
	Equity Amount	Shares	Exercise Price	Share
Book value per common share
Total shareholders’ equity	$4,031,120	128,459,478		$31.38

Diluted book value per common share
Total shareholders’ equity	4,031,120	128,459,478
Assumed exercise of outstanding warrants	139,576	7,952,138	$17.55
Assumed exercise of outstanding stock options	65,159	3,278,015	$19.88
Unvested restricted shares	—	3,020,651

Diluted book value per common share	$4,235,855	142,710,282		$29.68

Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9009
www.validusholdings.com

Cautionary Note Regarding Forward-Looking Statements
     This press release may include forward-looking statements, both with respect to the Company and its industry, that reflect our current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond the Company’s control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. We believe that these factors include, but are not limited to, the following: 1) unpredictability and severity of catastrophic events; 2) rating agency actions; 3) adequacy of Validus’ risk management and loss limitation methods; 4) cyclicality of demand and pricing in the insurance and reinsurance markets; 5) statutory or regulatory developments including tax policy, reinsurance and other regulatory matters; 6) Validus’ ability to implement its business strategy during “soft” as well as “hard” markets; 7) adequacy of Validus’ loss reserves; 8) continued availability of capital and financing; 9) retention of key personnel; 10) competition; 11) potential loss of business from one or more major insurance or reinsurance brokers; 12) Validus’ ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 13) general economic and market conditions (including inflation, volatility in the credit and capital markets, interest rates and foreign currency exchange rates); 14) the integration of businesses Validus may acquire or new business ventures Validus may start; 15) the effect on Validus’ investment portfolios of changing financial market conditions including inflation, interest rates, liquidity and other factors; 16) acts of terrorism or outbreak of war; and 17) availability of reinsurance and retrocessional coverage; as well as management’s response to any of the aforementioned factors.
     The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in Validus’ most recent reports on Form 10-K and Form 10-Q and other documents of the Company on file with or furnished to the Securities and Exchange Commission (“SEC”). Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Validus will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Validus or its business or operations. Except as required by law, the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
Non-GAAP Financial Measures
     In presenting the Company’s results, management has included and discussed certain schedules containing net operating income (loss), net operating income (loss) per share, underwriting income (loss), annualized net operating return on average equity and diluted book value per common share that are not calculated under standards or rules that comprise U.S. GAAP. Such measures are referred to as non-GAAP. Non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those determined in accordance with U.S. GAAP. A reconciliation of net operating income to net income, the most comparable U.S. GAAP financial measure, is presented in the section above entitled “Net Operating Income, Net Operating Income
Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9009
www.validusholdings.com

per share and Annualized Net Operating Return on Average Equity”. A reconciliation of underwriting income to net income, the most comparable U.S. GAAP financial measure, is presented in the “Consolidated Statements of Operations” above. Underwriting income indicates the performance of the Company’s core underwriting function, excluding revenues and expenses. The Company believes the reporting of underwriting income enhances the understanding of our results by highlighting the underlying profitability of the Company’s core insurance and reinsurance business. Underwriting profitability is influenced significantly by earned premium growth, adequacy of the Company’s pricing and loss frequency and severity. Underwriting profitability over time is also influenced by the Company’s underwriting discipline, which seeks to manage exposure to loss through favorable risk selection and diversification, its management of claims, its use of reinsurance and its ability to manage its expense ratio, which it accomplishes through its management of acquisition costs and other underwriting expenses. The Company believes that underwriting income provides investors with a valuable measure of profitability derived from underwriting activities.
     Annualized net operating return on average equity is presented in the section above entitled “Net Operating Income, Net Operating Income per share and Annualized Net Operating Return on Average Equity”. A reconciliation of diluted book value per share to book value per share, the most comparable U.S. GAAP financial measure, is presented in the section above entitled “Diluted Book Value Per Share”. Net operating income (loss) is calculated based on net income (loss) excluding net realized gains (losses), net unrealized gains (losses) on investments, gains (losses) arising from translation of non-US$ denominated balances and non-recurring items. Realized gains (losses) from the sale of investments are driven by the timing of the disposition of investments, not by our operating performance. Gains (losses) arising from translation of non-US$ denominated balances are unrelated to our underlying business.
Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: 441.278.9000 Fax: 441.278.9009
www.validusholdings.com